QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.21

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

AMENDMENT NO. 2 TO AIR TRANSPORTATION CHARTER AGREEMENT

        This Amendment No. 2 to Air Transportation Charter Agreement ("Amendment") is made as of the 6th day of November, 2009, by and between Allegiant Air, LLC, a Nevada limited liability company with principal offices at 8360 South Durango Drive, Las Vegas, Nevada 89113 ("Allegiant"), and Harrah's Operating Company, Inc., a Delaware corporation with principal offices at One Harrah's Court, Las Vegas, Nevada 89119 ("Charterer") (Allegiant and Charterer shall each also be referred to as a "Party" or collectively as the "Parties").

        WHEREAS, Allegiant and Charterer are parties to that certain Air Transportation Charter Agreement executed on October 31, 2008, as amended by Amendment No. 1 thereto (collectively, the "Agreement"), and

        WHEREAS, Allegiant and Charterer have agreed that it is in the interest of both Parties to further amend the Agreement, and

        WHEREAS, Allegiant and Charterer have agreed to amend the Agreement pursuant to Section 28.7 thereof;

        THEREFORE, in consideration of the promises, covenants, and provisions below and the recitals above, Allegiant and Charterer hereby amend the Agreement as follows:

          1.     Pursuant to the Agreement, Allegiant currently bases one MD-87 aircraft at Reno/Tahoe International Airport, Reno, Nevada ("RNO") for the operation of charter flights to and from RNO as set forth in the Agreement. Effective January 1, 2010, the base of operations of the above aircraft (the "RNO Aircraft") shall be changed to Laughlin/Bullhead City International Airport, Bullhead City, Arizona ("IFP"), resulting in two IFP-based aircraft for the remaining portion of the Term of the Agreement. Charterer shall be free to continue scheduling flights serving RNO subsequent to December 31, 2009, provided that such flights shall be subject to such away-from-base charges as are set forth in the Agreement.

          2.     Pursuant to the Agreement, Charterer has guaranteed to Allegiant that effective January 1, 2010, Charterer shall make payment to Allegiant for at least [...***...] Block Hours of use of the RNO Aircraft per calendar quarter, even if Actual Block Hours flown during the quarter are less than [...***...]. The change in the base of operations of the RNO Aircraft to IFP shall not relieve Charterer of its Minimum Block Hour Guarantee as to that or any other aircraft, subject to Paragraph 3 below.

          3.     Pursuant to the Agreement and this Amendment, Charterer has guaranteed to Allegiant that effective January 1, 2010, Charterer shall make payment to Allegiant for a total of at least [...***...] Block Hours of use of the two IFP-based aircraft, collectively, per calendar quarter, even if Actual Block Hours flown during the quarter are less than [...***...]. The parties agree that Actual Block Hours flown by these two aircraft, all of which shall be credited toward satisfaction of the quarterly combined [...***...] guarantee, may occur in any combination that is operationally feasible. By way of illustration, [...***...] Actual Block Hours flown on each IFP-based aircraft would satisfy the guarantee, as would [...***...] Actual Block Hours on one aircraft and [...***...] on the other, as would any other operationally feasible combination totaling at least [...***...] hours.

          4.     The cost of repositioning the RNO Aircraft from its current base to IFP shall be borne by Charterer.

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

          5.     Pursuant to the Agreement, Allegiant operates flights for Charterer serving Tunica, Mississippi (UTA) utilizing an MD-87 aircraft based at UTA (the "UTA Aircraft"). In addition to, and not in replacement of, the service provided with the UTA Aircraft, Allegiant shall provide supplementary UTA service to Charterer throughout calendar year 2010 utilizing one or more of Allegiant's Florida-based 150-seat MD-83 aircraft or 130-seat MD-87 aircraft, as specified below (collectively, the "Florida Aircraft"). All operations of the Florida Aircraft for Charterer will be governed by the provisions of the Agreement applicable to UTA service, subject to the following:

            a.     Ordinarily, an MD-83 aircraft shall be utilized as the Florida Aircraft. However, on the following dates during the first quarter of 2010, an MD-87 aircraft shall be utilized unless Charterer's desired flight schedule for a given date permits use of an MD-83 on that date: February 1, 8 and 12; March 1, 5, 15, 17, 22, 24 and 26. Irrespective of whether an MD-83 or MD-87 is utilized, the Block Hour rate for the Florida Aircraft shall be the same as is applicable to the UTA Aircraft for the respective date of operation.

            b.     The Florida Aircraft will be available to operate for Charterer on Mondays, Wednesdays and Fridays only, commencing on each date at 1:00 PM Eastern time at the aircraft's Florida base of Orlando-Sanford (SFB), St. Petersburg/Clearwater (PIE) or Fort Lauderdale (FLL), which may vary depending on the specific aircraft assigned by Allegiant for operations on a given date.

            c.     One the following dates in the month of April, the Florida Aircraft (MD-83) will not be available to Harrah's at 13:00 local time but will instead be available at 14:30 local time: April 5, 7,19, 28, 30

            d.     For the first, second and third calendar quarters of 2010, Charterer hereby provides a Minimum Block Hour Guarantee of [...***...] hours per quarter applicable to the Florida Aircraft, in the aggregate. For the fourth calendar quarter of 2010, Charterer hereby provides a Minimum Block Hour Guarantee of [...***...] hours applicable to the Florida Aircraft, in the aggregate.

            e.     For the avoidance of doubt, Actual Block Hours operated by the Florida Aircraft shall include all ferry and live hours, including ferry flights to and from the aircraft's base (SFB, PIE or FLL, as the case may be).

          6.     Irrespective of the number of Actual Block Hours flown on the Florida Aircraft, the Minimum Block Hour Guarantee applicable to the UTA Aircraft shall continue to apply as set forth in the Agreement.

          7.     Except as set forth in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect at all times; provided, that from and after January 1, 2010, the provisions of Amendment No. 1 shall be of no further force or effect. Capitalized terms that appear in this Amendment and that are defined in the Agreement have the same meaning in both documents.

        IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 to Air Transportation Charter Agreement as of the day and year first written above.

ALLEGIANT AIR, LLC	HARRAH'S OPERATING COMPANY, INC.
By	By
Title:	Title:

3

QuickLinks

  Exhibit 10.21
AMENDMENT NO. 2 TO AIR TRANSPORTATION CHARTER AGREEMENT